Exhibit 10.17

EMPLOYMENT AGREEMENT

Todd Newton

EMPLOYMENT AGREEMENT (the “Agreement”), by and between Apollo Endosurgery, Inc. (the “Company”) and Todd Newton (“Executive”) and, together with the Company, the “Parties”).

WHEREAS, the Company desires to employ Executive pursuant to the terms, provisions and conditions set forth in this Agreement;

WHEREAS, Executive desires to be employed on the terms hereinafter set forth in this Agreement;

WHEREAS, Executive shall commence employment and this Agreement shall be effective on or about June 1, 2014 (the “Effective Date”), provided however that the Parties acknowledge and agree that the Effective Date may be earlier or later than June 1, 2014, based upon Executive’s termination of employment with his current employer.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.                                      At-Will Employment.  Executive shall be employed by the Company on an at-will basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without Cause or advanced notice.  Any contrary representations that may have been made to Executive shall be superseded by this Agreement.  This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s Employment, which may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company.  Executive’s rights to any compensation following a termination of employment shall be only as set forth in Section 9 below.

2.                                      Position and Duties.  Executive shall serve as the Company’s Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”).  Executive shall perform duties customary to such position, and as reasonably assigned to him, from time to time, by the Board, to whom Executive shall report.  Executive shall devote Executive’s full business time and attention to the performance of Executive’s duties hereunder and shall comply with all legal, ethical and professional standards and adhere to Apollo’s quality systems including Apollo’s design control system.  Executive shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly; provided, that nothing herein shall preclude Executive from (i) with the prior written consent of the Board, serving on the board of directors of other for-profit companies that do not compete with the Company, (ii) serving on civic or charitable boards or committees, and (iii) managing personal investments, so long as all such activities described in (i) through (iii) herein do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement.

3.                                      Compensation, Policies and Benefits.

(a)                                 Base Salary.  Executive’s initial base salary for services rendered under this Agreement shall be earned at an annualized rate of $400,000.00 (or $16,666.67 on a semi-monthly basis) (the “Base Salary”), less standard payroll deductions and withholdings.  Executive shall be paid in accordance with Company practice and policy. Executive’s Base Salary shall be reviewed and adjusted from time to time by the Board or a duly authorized committee.

(b)                                 Annual Bonus.  Subject to the achievement, as determined by the Board or a duly authorized committee thereof, of performance milestones agreed upon by Executive and the Company and based on such other criteria determined by the Board or a duly authorized committee thereof in its sole discretion and also based on Executive’s continued performance of services to the Company through the bonus payment date, Executive shall be eligible to earn an annual bonus in a target amount of fifty percent (50%) of Executive’s then-current Base Salary (“Annual Bonus”).  Notwithstanding the foregoing, during calendar years 2014, 2015, 2016 and 2017, Executive shall be eligible to earn an accelerated annual bonus in a target amount of up to a maximum of 200% of Executive’s then-current Base Salary in the event that the Company exceeds certain Company financial objectives as established and approved by the Board in its sole discretion for each year and as set forth on Exhibit A (each, a “Bonus Accelerator”).  If a Bonus Accelerator is achieved and approved by the Board in a calendar year, it will be in the Board’s discretion to determine the actual amount of Executive’s earned bonus for that year which will not be more than 200% of Executive’s then-current Base Salary. For calendar year 2014, Executive’s bonus eligibility shall be prorated based on the percentage of the year he is employed.  If Executive leaves the employ of the Company prior to payment of any Annual Bonus, except as set forth in Sections 9(a) and (d)(ii)(1), Executive will not be eligible for an Annual Bonus, pro-rated or otherwise. The Annual Bonus earned for any given year will be paid to Executive on the date on which annual bonuses are paid to all other senior executives of the Company, but in no event later than March 15 of the year following the year in which Executive’s right to the Annual Bonus is no longer subject to a substantial risk of forfeiture, so as to comply with Treasury Regulation Section 1.409A-1(b)(4).

(c)                                  Stock Option Grants.

(i)                                    Time-Based Vesting Option.  Subject to approval of the Board or a duly authorized committee thereof, Executive will be issued an option (the “Time-Based Vesting Option”) to purchase 4,548,243 shares of the Company’s common stock pursuant and subject to the Company’s 2006 Stock Option Plan (“Plan”) and the Company’s standard form of Stock Option Agreement between Executive and the Company. Subject to the approval of the Board or a designated committee thereof, the Option will vest and become exercisable according to the following schedule: 25% of the shares will vest as of one year from Executive’s initial date of employment, and the remaining 75% of the shares will vest in equal 6.25% installments at the end of each quarter thereafter over the following three (3) years, subject to Executive’s Continuous Status as an Employee, Consultant or Non-Employee Director (as defined in Section 9(b) of the Plan) with the Company on such dates.  The Time-Based Vesting Option will be an incentive stock option to the extent permissible under Section 422 of the Internal Revenue Code and will have an exercise price per share based upon the fair market value of the Company’s common stock on the date of grant, based on a third party valuation report approved by the Board.  In the event that the Company issues preferred stock in connection with a  financing transaction (a “Financing”) within two (2) years after Executive’s start date, following which the Time-Based Vesting Option no longer represents 3.5% of the Company’s fully-diluted outstanding capitalization, then as soon as reasonably practicable after the closing of the Financing and subject to Executive’s continued employment with the Company, subject to the approval of the Board, Executive will be issued an additional option (the “Anti-Dilution Option”) to purchase a number of shares of the Company’s common stock in an amount that will cause Executive’s time-based vesting option holdings in the Company after the Anti-Dilution Option is granted to represent 3.5% of the Company’s fully-diluted outstanding capitalization.  The Anti-Dilution Option will vest and become exercisable according to the following schedule: 25% of the shares will vest as of one year from the date of grant of the option, and the remaining 75% of the shares will vest in equal 6.25% installments at the end of each quarter thereafter over the following three (3) years, subject to Executive’s Continuous Status as an Employee, Consultant or Non-Employee Director  with the Company on such dates.  The Anti-Dilution Option will be an incentive stock option to the extent permissible under Section 422 of the Internal Revenue Code and will have an exercise price per share based upon the fair market value of the Company’s common stock on the date of grant, based on a third party valuation report approved by the Board.

(ii)                                Performance-Based Vesting Option.  Subject to approval of the Board or a duly authorized committee thereof, Executive will be issued a second option (the “Performance-Based Vesting Option”, and together with the Time-Based Vesting Option and the Anti-Dilution Option (if granted), the “Options”) to purchase 1,949,247 shares of the Company’s common stock pursuant and subject to the Plan and the Company’s standard form of Stock Option Agreement between Executive and the Company.  Subject to the approval of the Board or a designated committee thereof, the Option shall vest and become exercisable according to the following schedule: following achievement and approval by the Board of the first Bonus Accelerator (for calendar year 2014), 100% of the Performance-Based Vesting Option shares will vest in equal 1/48th installments at the end of each month commencing after the above-referenced Board approval (e.g., beginning in January 2015) and continuing over the following four (4) years subject to Executive’s Continuous Status as an Employee, Consultant or Non-Employee Director with the Company on such dates.  If the 2014 Bonus Accelerator is not achieved but a subsequent year Bonus Accelerator (e.g. for calendar year 2015) is achieved and approved by the Board, then 100% of the Performance-Based Vesting Option shares will begin to vest in equal 1/48th installments at the end of each month commencing after the above-referenced Board approval (e.g. beginning in January 2016) and continuing over the following four (4) years subject to Executive’s Continuous Status as an Employee, Consultant or Non-Employee Director with the Company on such dates.  In the event that no Bonus Accelerator is achieved by December 31, 2017, the Performance-Based Vesting Option shall expire in its entirety on that date.  The Performance-Based Vesting Option shall be an incentive stock option to the extent permissible under Section 422 of the Internal Revenue Code and will have an exercise price per share based upon the fair market value of the Company’s common stock on the date of grant, based on a third party valuation report approved by the Board.

(iii)                            Acceleration.  In the event of a Change in Control (as defined in the Plan), fifty percent (50%) of the then unvested shares subject to the Options (and any other options subsequently granted to Executive) shall become vested and exercisable as of the date immediately prior to the effective date of the Change in Control.  In addition, the Options shall be subject to the vesting acceleration provision set forth in Section 9(d) below.

4.                                      Company Policies and Benefits.  The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.  Executive shall be eligible to participate in the employee benefit plans of the Company on a basis no less favorable than such benefits are provided by the Company from time to time to the Company’s other senior executives.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan or program.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

5.                                      Vacation, Sick Leave and Holidays.  Executive shall be eligible to accrue paid vacation and sick days during each year in accordance with the Company’s vacation and sick leave policies and the restrictions on carry-over, payout and use contained therein.  Executive shall also be entitled to all paid holidays given by the Company to its senior executives, administered in accordance with the Company’s holiday policies.

6.                                      Financial Planning Benefit. Executive shall be eligible to receive prompt reimbursement for personal financial planning services expenses incurred by Executive up to $4,000, subject to deductions for applicable tax withholdings, each year of his employment with the Company.  For calendar year 2014, Executive’s eligibility for this benefit shall be prorated based on the percentage of the year he is employed.

7.                                      Expense Reimbursement.  Executive shall be eligible to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by Executive (in accordance with the policies and procedures established from time to time by the Company) in performing services hereunder. For the avoidance of doubt, to the extent that any reimbursements (including any taxable benefits reimbursements) are subject to the provisions of Section 409A of the Code: (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within 45 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

8.                                      Indemnification; D&O Coverage.  The Company, and its successors and/or assigns, will indemnify and defend Executive to the fullest extent permitted by the By-Laws and Certificate of Incorporation of the Company with respect to any claims that may be brought against Executive arising out of any action taken or not taken in Executive’s capacity as an officer or director of any member of the Company.  In addition, Executive shall be covered as an insured in respect of Executive’s activities as an officer of the Company by the Company’s Directors and Officers liability policy or other comparable policies obtained by the Company’s successors, to the fullest extent permitted by such policies.  The Company’s indemnification obligations hereunder shall remain in effect following Executive’s termination of employment with the Company.

9.                                      Termination of Employment.  The parties acknowledge that as set forth in Section 1 of this Agreement, Executive’s employment relationship with the Company is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause.  The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

(a)                                 Death.  Executive’s employment shall terminate upon Executive’s death.  Upon any such termination, Executive’s estate shall be entitled to receive his Base Salary through the date of termination, together with any compensation and benefits payable to Executive based on his participation in any compensation or benefit plan, program or arrangement through the date of termination (together, the “Accrued Amounts”).  Executive’s estate shall also be entitled to receive the Annual Bonus, if any, earned in connection with completion of the fiscal year prior to Executive’s Death that would have been payable to Executive under Section 3(b) had Executive remained an employee of the Company through the Annual Bonus payment date for that fiscal year (the “Special Bonus”).  The Accrued Amounts and the Special Bonus shall be timely paid following the date of termination in accordance with applicable laws.  Any vested Options will be exercisable by Executive’s estate until the earlier of eighteen (18) months after his death or the expiration date of the Options.  All other benefits, if any, due to Executive’s estate following Executive’s termination due to death shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive’s estate shall not be entitled to any payments or benefits under any severance plan, policy or program of the Company.  Executive’s estate shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following termination of employment due to Executive’s death.

(b)                                 Disability.  The Company may terminate Executive’s employment for Disability.  “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to perform  the essential functions of his position for a period of ninety (90) consecutive days or one hundred twenty (120) days during any consecutive six (6) month period, or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.  In conjunction with determining Disability for purposes of this Agreement, Executive hereby (i) consents to any such examinations which are relevant to a determination of whether Executive is mentally and/or physically disabled, and (ii) agrees to furnish such medical information as may be reasonably requested.  Upon any such termination, Executive shall be entitled to receive payment of the Accrued Amounts.  All other benefits, if any, due to Executive following Executive’s termination by the Company for Disability shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not be entitled to any payments or benefits under any severance plan, policy or program of the Company.  Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.

(c)                                  Termination for Cause; Termination by Executive without Good Reason.  At any time, (i) the Company may terminate Executive’s employment for Cause (as defined below) by Notice of Termination (as defined in Section 9(e)) or (ii) Executive may elect to terminate Executive’s employment other than for Good Reason (as defined below); provided, that Executive shall be required to give, at least thirty (30) days in advance, a Notice of Termination.  “Cause” for Executive’s termination will exist at any time after the happening of one or more of the following events, in each determined in good faith by the Board in its sole discretion: (i) Executive’s gross negligence or willful misconduct in performance of his duties hereunder where such gross negligence or willful misconduct has resulted in or is likely to result in substantial and material damage to the Company or any of its subsidiaries; (ii) Executive’s repeated and unjustified absence from the Company; (iii) Executive’s material and willful violation of any federal or state law; (iv)  the commission of any act of fraud by Executive with respect to the Company; (v) Executive’s conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; or (vi) Executive’s incurable material breach of any element of the Company’s Invention, Confidential Information and Non-Competition Agreement, including without limitation, Executive’s theft or other misappropriation of the Company’s proprietary information.   Upon the termination of Executive’s employment pursuant to this Section 9(c), Executive shall be entitled to receive payment of the Accrued Amounts.  All other benefits, if any, due to Executive following Executive’s termination of employment pursuant to this Section 9(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not be entitled to any payments or benefits under any severance plan, policy or program of the Company.  Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.

(d)                                 Termination for Good Reason or Without Cause.

(i)                                    Executive may terminate Executive’s employment for Good Reason (as defined below), provided the Company has not previously notified him of its intent to terminate his employment for Cause and the Company may terminate Executive’s employment without Cause (that is, other than by death, Disability or for Cause, in accordance with Section 9(a), 9(b) or 9(c), respectively).  “Good Reason” shall mean the occurrence, without Executive’s prior written consent, of either of the following events:  (a) a material reduction in the nature or scope of Executive’s responsibilities, duties and/or authority; provided, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s responsibilities, duties and/or or authority are materially reduced; or (b) a material reduction in Executive’s then-current Base Salary, which the Company and Executive agree is at least 10% of Executive’s then-current Base Salary; provided, that a reduction in Base Salary shall not be “Good Reason” to the extent that the salary reduction is made as part of a broader salary reduction program of the Company affecting a majority of similarly situated employees; provided, that any such event described in (a) or (b) above shall not constitute Good Reason unless Executive delivers to the Company a Notice of Termination for Good Reason within ninety (90) days after the initial existence of the circumstances giving rise to Good Reason, within thirty (30) days following the receipt of such Notice of Termination for Good Reason the Company has failed to reasonably cure the circumstances giving rise to Good

Reason, and Executive terminates his employment within thirty (30) days following the end of the cure period.

(ii)                                Upon the termination of Executive’s employment hereunder pursuant to this Section 9(d), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions thereunder, a “Separation from Service”), Executive shall receive the Accrued Amounts, and, subject to Executive’s (a) returning all Company property; (b) complying with his post-termination obligations under this Agreement and the Non-Competition Agreement; (c) execution, delivery and non-revocation of an agreement that includes an effective release of all claims against the Company (the “Release”) within the sixty (60) day period following the date of Executive’s Separation from Service, and (d) complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein, Executive shall receive the following severance benefits (the “Severance Benefits”):

(1)                                 an amount equal to 12 months of Executive’s then-current Base Salary, ignoring any decrease in Base Salary that forms the basis for Good Reason, paid in equal installments on the Company’s normal payroll schedule over the 12 month period immediately following the date of Separation from Service, except as set forth below (the “Salary Continuation”), plus an amount equal to the Annual Bonus, if any, earned in connection with completion of the fiscal year prior to Executive’s Separation from Service that would have been payable to Executive under Section 3(b) had Executive remained an employee of the Company through the Annual Bonus payment date for that fiscal year;

(2)                                 extension of the time period in which Executive will be permitted to exercise the vested Options (and any other options subsequently granted to Executive) after his Separation from Service until the earlier of (i) the 1-year anniversary of his Separation from Service date; and (ii) the effective date of a Change in Control; and

(3)                                 if such Separation from Service occurs within three (3) months prior to (contingent upon the occurrence of the Change in Control), on or within twelve (12) months after a Change in Control, one hundred percent (100%) of the shares subject to the Options (and any other options subsequently granted to Executive) shall become vested and exercisable as of the date of Executive’s Separation from Service.

(iii)                            All of the Severance Benefits are subject to deductions for applicable tax withholdings.  No Severance Benefits will be paid prior to the day that is sixty (60) days following the date of Separation from Service. On the sixtieth (60th) day following the date of Separation from Service, the Company shall pay in a lump sum the aggregate amount of the Salary Continuation that the Company would have paid Executive through such date had the payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance paid thereafter on the applicable schedules described above.

(iv)                             All other benefits, if any, due Executive following a termination pursuant to this Section 9(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not be entitled to any payments or benefits under any severance plan, policy or program of the Company.  Payments under this

Agreement are intended to fulfill any statutory obligation to provide notice or pay in lieu of notice.  Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.

(e)                                  Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive shall be communicated by written Notice of Termination to the other Party in accordance with the Notice requirements set forth in Section 11(e) of this Agreement.  For purposes of this Agreement, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall, to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(f)                                   Taxes.  Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to this Section 9 or otherwise from the Company or any person or entity are considered “parachute payments” under Section 280G of the Code, then such parachute payments shall be limited to the greatest amount that may be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company under such section, but only if, by reason of such reduction, the net after tax benefit to Executive shall exceed the net after tax benefit if such reduction were not made.  “Net after tax benefit” for purposes of this Agreement shall mean the sum of (i) the total amounts payable to Executive under Section 9, plus (ii) all other payments and benefits which Executive receives or then is entitled to receive from the Company or otherwise  that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.  The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 9(f) shall be made at the Company’s expense by a nationally recognized certified public accounting firm as may be designated by the Company prior to a change in control (the “Accounting Firm”) and the Company and Executive shall take all actions reasonably available to them in accordance with the law to minimize the amount of excise taxes imposed with respect to Section 4999 of the Code.  In the event of any mistaken underpayment or overpayment under this Agreement, as determined by the Accounting Firm, the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at one hundred twenty (120%) of the applicable Federal rate provided for in Section 7872(f)(2) of the Code.  Any reduction in payments required by this Section 9(f) shall occur in the following order:  (1) any cash severance, (2) any other cash amount payable to Executive, (3) any benefit valued as a “parachute payment,” (4) the acceleration of vesting of any equity awards that are options, and (5) the acceleration of vesting of any other equity awards.  Within any such category of payments and benefits, a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are.  In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

10.                               Invention, Confidential Information and Non-Competition Obligations; Non-Disparagement.

(a)                                 Invention, Confidential Information and Non-Competition Agreement. The parties hereto have entered into an Invention, Confidential Information and Non-Competition Agreement (the “Non-Competition Agreement”), which may be amended by the parties from time to time without regard to this Agreement.  The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

(b)                                 Non-Disparagement. Executive agrees not to disparage the Company, any member thereof, and any of their officers, attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process.

11.                               Miscellaneous.

(a)                                 Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement, and is signing the Agreement voluntarily and with full knowledge of its significance, (ii) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (iii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would interfere in any material respect with the performance of his duties hereunder, and (iv) Executive shall not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of his duties hereunder.

(b)                                 Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge.  No waiver by either Party of any breach of the other Party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)                                  Successors and Assigns.

(i)                                    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii)                                This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 11(c)(iii), shall not be assignable by the Company without the prior written consent of Executive (which shall not be unreasonably withheld).

(iii)                            The Agreement shall be assignable by the Company to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided that, the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(d)                                 Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile or email to the respective facsimile numbers and email addresses, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery, email or overnight courier shall be deemed given when delivered, (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by registered mail shall be deemed given two days after the date of deposit in the mail.

If to Executive, to such address (including Company email address) as shall most currently appear on the records of the Company.

If to the Company, to its primary business location

Attention:  Board of Directors

(e)                                  Governing Law; Consent to Jurisdiction.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF TEXAS WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.  ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN STATE OF TEXAS.  EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(f)            Resolution of Disputes.  The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of  Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty.  The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Austin, Texas metropolitan area.  Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement.  By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement.  The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

(g)           Set Off.  The Company’s obligation to pay Executive the amounts and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of any amounts owed by Executive to the Company or any of its affiliates except to the extent any such set-off, counterclaim or recoupment would violate, or result in the imposition of tax under Section 409A of the Code, in which case such right shall be null and void.

(h)           Compliance with Code Section 409A.  It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section

1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether Severance Benefits, expense reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments, including the Severance Benefits, upon Separation From Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation” (including as a result of the terms of Offer Letter), then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation From Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided in this Agreement or in the applicable agreement.  No interest shall be due on any amounts so deferred.

(i)            Severability of Invalid or Unenforceable Provisions.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(j)            Advice of Counsel and Construction.  Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement.  Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each Party.

(k)           Entire Agreement.  This Agreement sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written in respect of the subject matter contained herein.

(l)            Withholding Taxes.  The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

(m)          Section Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(n)           Cooperation.  During the period of Executive’s employment and at any time thereafter, Executive agrees to cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during Executive’s employment with the Company, and

(ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company.  Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.  The Company shall further reimburse Executive for any reasonable legal fees and costs incurred in complying with this provision.

(o)           Survival.  Sections 8, 9(d), 9(f), 10 and 11 shall survive and continue in full force in accordance with their terms notwithstanding any termination of Executive’s employment with the Company.

(p)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

APOLLO ENDOSURGERY, INC.

By:	/s/ Rich Meelia
Rich Meelia
Chairman of the Board of Directors

EXECUTIVE

/s/ Todd Newton
Todd Newton

EXHIBIT A

The Bonus Accelerator for calendar years 2014 — 2017 shall be determined on the basis of net operating income achieved by the Company in each year as follows:

2014: $14,500,000

2015: $21,100,000

2016: $34,300,000

2017: $36,100,000

The final determination of net operating income for each of the above stated years shall be made by the Board of Directors in its sole discretion, after completion of the relevant calendar year and after review of the Company’s audited financial statements.

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT FOR TODD NEWTON

This First Amendment to Employment Agreement (this “Amendment”) is made and entered into by and between Apollo Endosurgery, Inc., a Delaware corporation (the “Company”), and Todd Newton (“Employee”).

RECITALS

A.            The Company and Employee entered into that certain Employment Agreement, effective June 1, 2014 (the “Employment Agreement”).  Unless otherwise defined herein, all capitalized terms shall have the meanings assigned to them in the Employment Agreement.

B.            Exhibit B of the Employment Agreement sets forth certain Bonus Accelerators that govern Employee’s eligibility to earn an Annual Bonus and the vesting of the Performance-Based Vesting Option granted to Employee by the Company’s Board of Directors (the “Board”) on July 8, 2014.  On May 19, 2016, the Compensation Committee of the Board approved certain amendments to Exhibit B of the Employment Agreement.

C.            The Company and Employee desire to amend the Employment Agreement as set forth herein with all terms to be effective as of May 19, 2016.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Exhibit B of the Employment Agreement is hereby revised and replaced in its entirety as set forth on Exhibit A attached hereto.

2.             Except as herein modified and amended, all the terms and conditions of the Employment Agreement shall remain in full force and effect, and the execution of this Amendment shall in no event be deemed to constitute a waiver of any right or claim of any of the parties hereto under, or by virtue of, the Employment Agreement, except as otherwise specifically set forth herein.  This Amendment and the Employment Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

3.             This Agreement is executed by the parties in the State of Texas and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law).

4.             This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement.  A facsimile shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

THE COMPANY:

APOLLO ENDOSURGERY, INC.,
a Delaware corporation

By:	/s/ Rich Meelia
Rich Meelia, Chairman of the Board of Directors

EMPLOYEE:

/s/ Todd Newton
Todd Newton, individually

EXHIBIT A

EXHIBIT B TO EMPLOYMENT AGREEMENT

The Bonus Accelerator for calendar years 2016 — 2017 shall be determined on the basis of the Company’s achievement of 110% of the global revenue and EBITDA targets for each of such years approved by the Board of Directors.

The final determination of global revenue and EBITDA for each of the above stated years shall be made by the Board of Directors in its sole discretion, after completion of the relevant calendar year and after review of the Company’s audited financial statements.